Exhibit 99.1

FOR IMMEDIATE RELEASE

BIG CITY RADIO ANNOUNCES THE CLOSING OF THE SALE

ITS NEW YORK RADIO STATIONS; COMPANY  ALSO ANNOUNCES

EXTENSION OF NOTEHOLDER FORBEARANCE PERIOD

New York, April 3, 2003 - Big City Radio, Inc. (Amex:YFM) today announced that it has closed on its previously announced sale of its four New York area radio stations to Nassau Broadcasting Holdings, Inc. for $43.0 million in cash.

Substantially all of the proceeds from the sale were paid to the paying agent for the Company’s 11¼ % Senior Discount Notes due 2005. The sale of the stations was undertaken in accordance with Big City Radio’s previously announced auction of its radio stations.

The Company also announced that the Forbearance Agreement that it had previously entered into with holders of more than two-thirds of its Notes has been amended. Pursuant to the amendment the forbearance period has been extended until April 30, 2003.

Statements in this news release relating to matters that are not historical facts are forward-looking statements. Such forward-looking statements involve risks, uncertainties, and other factors, which may cause the actual results, performance or achievements of Big City Radio, Inc. to be materially different from those expressed or implied by such forward-looking statements. Such factors include shifts in population and other demographics, changes in audience tastes, the level of competition for advertising dollars, priorities of advertisers, fluctuations in operating costs, new laws and government regulations and policies, changes in broadcast technical requirements, changes in the willingness of financial institutions and other lenders to finance radio station acquisitions and operations, and other factors which are described in Big City Radio’s Securities and Exchange Commission filings.

CONTACT:

Big City Radio, Inc.,

Investor Relations:

Paul R. Thomson, 310/556 -2489